UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Servotronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Servotronics, Inc. (the “Company”) has filed with the SEC a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE universal proxy card, and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”).

On May 25, 2023, the Company issued the following press release in connection with Servotronics’ 2023 annual meeting of shareholders.

Servotronics Sends Letter to Shareholders

Servotronics Urges All Shareholders to Vote “FOR” All Highly Qualified Directors on the BLUE Proxy Card Today

Elma, NY, May 25, 2023 – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products today announced it has filed supplemental proxy materials, including a presentation and continues soliciting proxies urging stockholders to vote “FOR” all Company Nominees on the BLUE proxy card at the 2023 annual meeting of shareholders, which will be held virtually on June 9, 2023 at 9:00 am ET.

Below, please find a hyperlink to the shareholder presentation filed with the SEC on May 23, 2023.

https://www.sec.gov/Archives/edgar/data/89140/000110465923063633/tm2316585d1_ex99-1.htm

We believe our Board nominees are fighting for the benefit of all shareholders, implementing key changes to drive long-term shareholder value, and have been critical in the progress made thus far.

The dissident group has targeted Board members, Edward Cosgrove and Christopher Marks, based on their tenure on the Board. What the dissidents miss is that these two directors have been instrumental in implementing solutions to address a difficult situation at Servotronics. Mr. Cosgrove and Mr. Marks, from a minority position on the board, were instrumental in the changes made over the past two years at Servotronics. Along with improving corporate governance with accelerating the removal of the “poison pill” provision, both Directors were directly involved in refreshing the Board and identifying and recruiting William F. Farrell, Jr. as Servotronics’ new CEO. The current slate of Directors possesses experience and expertise in the core aerospace end market, including both engineering and technical expertise needed to sustainably grow operations, as well as broader M&A and turnaround experience. Finally, we note that the current Board consists of shareholders who collectively own more than 19% of the Company’s outstanding stock, aligning the interests of our Board nominees with our shareholder base.

We have implemented significant changes and the Board and management team are focused on driving long-term value creation.

As it stands today, Servotronics is a radically different company than it was two years ago. Two-thirds of the Board has been refreshed over the past 12 months, with an increased focus on experience in operational improvements, governance, and the Company’s core aerospace market. In addition to the four new board members, Servotronics has appointed both a new CEO and a new CFO, with extensive experience in developing financial strategies for sustainable operational growth. The changes over the past twelve months work hand in hand with the new strategic vision of the company, focusing on creating a culture of accountability, integrity, transparency, and delivering superior long-term shareholder returns. The strategic path to profitable growth, as outlined in the presentation posted on April 4, 2023 (see the following link: https://servotronics.com/wp-content/uploads/Servotronics_IRPresentation_04-04-2023.pdf), was developed and designed with input from all Board members and senior leadership, to attain mid-single digit CAGR in sales and a return to pre-pandemic gross margins.

We believe the Star nominees are the wrong choice for Servotronics’ shareholders.

We believe the Star Equity Holdings alternatives are the wrong choice for Servotronics. The nominees put forth by Star would add little value to the Board of Directors or the operations of Servotronics. While one nominee has “aerospace experience,” we note that experience was from more than two decades ago as this person spent the past 20 years focused on healthcare. More importantly, we recognize a need for deeper aerospace experience on the Board, but we note that experience must include expertise in aerospace manufacturing operations.

We believe performance drives results and Star’s performance raises questions regarding the quality of their nominees.

The dissident, and their nominees, have provided no direction or specific details on their alternate vision for the future of the Company beyond achieving a minority Board stake. Star attempts to assert underperformance by the current Board and management team, by comparing Servotronics with companies that have ~20x the market cap of Servotronics serving very different markets. The dissident asserts that the Company has “significantly underperformed” their hand-selected “peer group” in a 3-year period by delivering a 56.1% return on the value of our shares. The dissident ignores the fact that during the same period, Star Equity Holdings has lost 76.6% of its equity value. It is clearly apparent that the dissident has not demonstrated good management acumen with their own business, which is evident by the significant destruction of shareholder value since their initial public offering. We believe the dissident is focused on maximizing the value of their own investment, and not maximizing the value for all Servotronics shareholders.

We believe the Servotronics nominees represent the best alternative to improving performance and generating long-term value for all shareholders.

VOTE THE BLUE PROXY CARD TODAY “FOR” ALL SERVOTRONICS’ DIRECTOR NOMINEES

We urge you to use the BLUE proxy card to vote today “FOR” ALL of Servotronics’ nominees. Simply follow the easy instructions on the BLUE proxy card to vote by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Please DISCARD all white proxy cards and materials sent to you by Star Equity.

Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitors, Georgeson, LLC, toll-free at (866) 767-8867.

ABOUT SERVOTRONICS

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” expect,” “intend,” “anticipate,” “believe,” "estimate,” “plan,” “could,” “should,” “would,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, among others, general economic and business conditions affecting the commercial aviation industry and other industries served by the Company, conditions affecting the Company’s customers and suppliers, the introduction of new technologies and the impact of competitive products, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company's ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains, the ability of the Company to obtain and retain key executives and employees and the additional risks discussed in the Company's filings with the Securities and Exchange Commission. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume an obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the date indicated in the statement.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American